United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
January 8, 2016
Fidelity National Financial, Inc.
(Exact name of Registrant as Specified in its Charter)
001-32630
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	16-1725106 (IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-8100
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
William P. Foley, II, a director of Fidelity National Financial, Inc. (“FNF”) and Chairman of the Board, will continue in those two positions, but effective as of January 8, 2016, Mr. Foley will no longer serve as an executive officer of FNF. Mr. Foley has served as Chairman of the FNF Board since 1984, and served as Executive Chairman from October 2006 until January 2016. Mr. Foley also served as FNF’s Chief Executive Officer from 1984 until May 2007, and as President of FNF from 1984 until December 1994.
In connection with this change, Mr. Foley’s employment agreement with FNF was replaced with a non-executive director services agreement which shall remain in effect for so long as Mr. Foley continues to serve as Chairman of FNF. Mr. Foley shall receive an annual board retainer of $780,000 relating to his board duties for FNF and Fidelity National Financial Ventures, as well as meeting fees consistent with those paid to other non-executive directors. Mr. Foley will also be eligible to receive future equity incentive awards. Mr. Foley’s director services agreement also provides for certain payments upon various termination events, such as termination other than for cause or by Mr. Foley for good reason.
Mr. Foley shall continue to serve as the Executive Chairman of the Board of Black Knight Financial Services, Inc.

SIGNATURE
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Financial, Inc.
Date:	January 11, 2016	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel, and Corporate Secretary